UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): October 28, 2009

(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
950 Tower Lane, Suite 900, Foster City, CA		94404
(Address of principal executive offices)		(Zip Code)

(650) 358-3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 28, 2009, SciClone Pharmaceuticals, Inc. (the “Company”) implemented a reduction in its workforce of approximately 17% of its U.S.-based workforce, primarily in research and development. The restructuring follows the discontinuation of the Company’s RP101 Phase 2 clinical trial and reflects the Company’s focus on a cost-containing clinical development strategy and expense management. The Company expects to complete the restructuring in the fourth quarter of 2009.

The reduction in workforce is anticipated to result in a one-time severance-related charge of approximately $0.3 million, which includes severance payments and other expenses associated with the workforce reduction plan. The Company estimates that this will represent the total amount of the charge to be incurred in connection with the restructuring and that this amount will be in the form of cash expenditures. The severance-related charge and future cash payments that the Company expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may differ, perhaps materially. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, its decision to restructure.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are filed herewith:

Exhibit 99.1         Press release dated October 28, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCICLONE PHARMACEUTICALS, INC.

Dated: October 28, 2009	By:	/S/ GARY S. TITUS
Gary S. Titus
Chief Financial Officer and Senior Vice President, Finance